Free Writing Prospectus
(to the Preliminary Prospectus
Supplement dated February 5, 2024)
Filed Pursuant to Rule 433
Registration Statement No. 333-268633

THE CIGNA GROUP
Pricing Term Sheet

February 5, 2024

5.000% Senior Notes Due 2029
Issuer:	The Cigna Group

Principal Amount:	$1,000,000,000

Trade Date:	February 5, 2024

Settlement*:	February 13, 2024 (T+6)

Maturity Date:	May 15, 2029

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.000%

Price to Public:	99.889% of principal amount

Yield to Maturity:	5.026%

Spread to Benchmark Treasury:	+90 basis points

Benchmark Treasury:	4.000% due January 31, 2029

Benchmark Treasury Price and Yield:	99-14; 4.126%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2024

Interest Payment Record Dates:	May 1 and November 1

Optional Redemption Provisions:
At any time prior to April 15, 2029, at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after April 15, 2029 (one month prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523CT5 / US125523CT57

5.125% Senior Notes Due 2031
Issuer:	The Cigna Group

Principal Amount:	$750,000,000

Trade Date:	February 5, 2024

Settlement*:	February 13, 2024 (T+6)

Maturity Date:	May 15, 2031

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.125%

Price to Public:	99.852% of principal amount

Yield to Maturity:	5.151%

Spread to Benchmark Treasury:	+100 basis points

Benchmark Treasury:	4.000% due January 31, 2031

Benchmark Treasury Price and Yield:	99-03; 4.151%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2024

Interest Payment Record Dates:	May 1 and November 1

Optional Redemption Provisions:
At any time prior to March 15, 2031 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after March 15, 2031 (two months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523CU2 / US125523CU21

5.250% Senior Notes Due 2034
Issuer:	The Cigna Group

Principal Amount:	$1,250,000,000

Trade Date:	February 5, 2024

Settlement*:	February 13, 2024 (T+6)

Maturity Date:	February 15, 2034

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.250%

Price to Public:	99.953% of principal amount

Yield to Maturity:	5.256%

Spread to Benchmark Treasury:	+110 basis points

Benchmark Treasury:	4.500% due November 15, 2033

Benchmark Treasury Price and Yield:	102-23+; 4.156%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2024

Interest Payment Record Dates:	February 1 and August 1

Optional Redemption Provisions:
At any time prior to November 15, 2033 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after November 15, 2033 (three months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523CV0 / US125523CV04

5.600% Senior Notes Due 2054
Issuer:	The Cigna Group

Principal Amount:	$1,500,000,000

Trade Date:	February 5, 2024

Settlement*:	February 13, 2024 (T+6)

Maturity Date:	February 15, 2054

Issuer Ratings (Senior Debt)**:	Baa1 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB+ (Stable) by Fitch Ratings Inc.

Coupon:	5.600%

Price to Public:	99.855% of principal amount

Yield to Maturity:	5.610%

Spread to Benchmark Treasury:	+125 basis points

Benchmark Treasury:	4.125% due August 15, 2053

Benchmark Treasury Price and Yield:	96-04; 4.360%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2024

Interest Payment Record Dates:	February 1 and August 1

Optional Redemption Provisions:
At any time prior to August 15, 2053 at the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call Provision:	At any date after August 15, 2053 (six months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523CW8 / US125523CW86

*          *          *

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Truist Securities, Inc.

Co-Managers:
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Academy Securities, Inc.
R. Seelaus & Co., LLC

Use of Proceeds:
Cigna intends to use the net proceeds from this offering to fund the Cash Tender Offers and to pay accrued and unpaid interest and related expenses. Cigna intends to use the net remaining proceeds to fund the repayment of the 0.613% Senior Notes due 2024 at maturity and for general corporate purposes, which may include repayment of indebtedness and repurchases of shares of its common stock.

*We expect that delivery of the Notes will be made against payment therefor on the sixth business day following the date hereof (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or in the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

** These issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by the relevant rating agency.  Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

Any capitalized term used in this Pricing Term Sheet but not defined herein has the meaning assigned to such term in the Preliminary Prospectus Supplement dated February 5, 2024 relating to the Notes offered hereby.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.